Exhibit 99.77C

Western Asset Income
Fund
("Registrant")
Form N-SAR
For the Six Months Ended
June 30, 2005

Sub-Item 77C:  Matters
submitted to a vote of
security holders

Shareholder Meeting
Results:
The Fund's annual
meeting of shareholders
was held on May 10,
2005. Of the 9,389
common shares
outstanding, the
following shares were
voted in the meeting:

F
o
r



W
i
t
h
h
e
l
d
Election of Directors:
Ronald J. Arnault

7,866 		150
John E. Bryson

	7,853 		163
Anita L. DeFrantz

	7,833 		182
Ronald L. Olson

	7,844 		171
William E.B. Siart

	7,869 		147
Louis A. Simpson

	7,869 		147
Jaynie Miller Studenmund

	7,833 		183

F
o
r


A
g
a
i
n
s
t


A
b
s
t
a
i
n
Approval of amendment to
the
Fund's Certificate of
Incorporation
In order to change the
name of the
Fund to "Western Asset
Income Fund"
		7,606 	260
	150